CONTINGENT INTEREST PAYMENT AGREEMENT

This CONTINGENT INTEREST PAYMENT AGREEMENT (the "Agreement"), dated as of November 30, 2007, is made by and between NATIONAL INVESTMENT MANAGERS INC., a Florida corporation (the "Company"), and each of the undersigned (the “Holders”).

In connection with the entering into of that certain Securities Purchase and Loan Agreement (the “Securities Purchase and Loan Agreement”), dated as of the date hereof, among the Company and the Holders, the Company hereby agrees to pay to the Holders, and/or their assignees pursuant to Section 3 hereof, a contingent interest payment (the "CIP Obligation") with respect to the Notes issued pursuant to the Securities Purchase and Loan Agreement, the terms and conditions of which shall be governed by this Agreement. The Holders of the CIP Obligation hereunder shall have all the rights, and be entitled to all of the benefits and subject to all of the obligations of a holder of the CIP Obligation under the Securities Purchase and Loan Agreement and the Notes, as well as the rights, benefits and obligations of a holder of the CIP Obligation hereunder.

Capitalized terms not defined herein shall have the meaning given such term in the Securities Purchase and Loan Agreement.

SECTION 1. CIP OBLIGATION.

In consideration of the foregoing and for the purpose of defining the terms and provisions regarding the right to receive the CIP Obligation and the respective rights and obligations of the parties hereto hereunder, the Company, for value received, agrees with each of the Holders as follows:

1.1.  Right to Payment. At any time and from time to time after the earlier of (i) the Maturity Date or (ii) the date of consummation of a Capital Transaction, or on such earlier date as may be determined under Section 10.2(b) or Section 11.7 of the Securities Purchase and Loan Agreement, the Majority Holders (an "Exercising Holder") may, by notice to the Company (a "CIP Notice"), elect to require the Company to pay (and the Company hereby agrees to pay), the CIP Amount (defined below) to such Exercising Holder. Each Holder shall be entitled to its percentage of the CIP Amount as set forth on Schedule 1 hereto.

1.2.  Payment of CIP Amount. The CIP Amount shall be due and payable for each CIP Payment Date (defined below) during the period (the “CIP Period”) from (a) the date (the “CIP Commencement Date”) that is ninety (90) days after the CIP Notice is delivered to the Company until (b) the date on which all of the Warrants and Warrant Stock have been repurchased by the Company pursuant to Section 11 of the Securities Purchase Agreement (the “Payment Closing Date”). The CIP Amount shall be paid on the CIP Commencement Date and at the end of each calendar quarter ending thereafter so long as the Warrants and Warrant Stock remain outstanding and on the Payment Closing Date (each such payment date referred to herein as a “CIP Payment Date”).

1.3.  Payment. The Company shall pay the CIP Amount out of funds legally available therefor in cash, or otherwise, immediately available funds. In the event that any portion of the CIP Amount then due and payable is not paid as a result of any insufficiency of legally available funds or otherwise, each Exercising Holder shall retain all of its rights hereunder and under and in connection with the Warrant Shares and Warrants held by such Exercising Holder, until such time as the unpaid portion of the CIP Amount then due and payable and interest thereon, determined as set forth below, shall be paid to such Exercising Holder; and each Exercising Holder shall, at any time or from time to time prior to payment of the CIP Amount, be entitled, by notice to the Company (the "Rescission Notice"), to rescind its demand for payment of the CIP Amount. Unless and until the Company receives a Rescission Notice, the unpaid portion of the CIP Amount then due and payable shall remain an obligation of the Company and shall become due and payable, in cash or immediately available funds, as soon as there are funds legally available therefor. Interest shall accrue from the date 90 days after the date on which the Company receives the applicable CIP Notice on any unpaid portion of the CIP Amount then due and payable at the rate of 18% per annum, compounded on a monthly basis to the extent permitted by law and payable on demand.

1.4.  CIP Amount. The CIP Amount shall be an amount equal to (a) on the CIP Commencement Date, five percent (5.00%) of Equity Value (as such term is defined in the Fee Agreement) as of the CIP Commencement Date and (b) on each CIP Payment Date thereafter, one and one-half percent (1.50%) of the Equity Value (as such term is defined in the Fee Agreement) as of the CIP Commencement Date (collectively, the “CIP Amount”); provided that the CIP Amount payable over the term of this Agreement shall not exceed, in the aggregate, 15% of the Equity Value (as such term is defined in the Fee Agreement) as of the CIP Commencement Date.

1.5. Warrants and Warrant Shares.

For purposes of this Section 1, and the calculation of any amounts payable hereunder, it shall not be relevant whether the provisions of Section 11 of the Securities Purchase and Loan Agreement have become effective in accordance with the terms thereof (including for purposes of determining the Repurchase Price thereunder), and all calculations described in this Section 1 shall be made as if those provisions were in full force and effect on and after the date hereof. Similarly, it shall not be relevant for purposes of this Section 1 whether the Warrants have become exercisable in accordance with their terms, it being assumed for purposes of this Section 1 and the calculations hereunder, that all Warrants are exercisable from and after the date hereof.

1.6.  Limitations on Ability to Pay.

The Company hereby agrees that it shall not enter into any document, instrument or agreement which would in any manner restrict the Company's ability to pay to the Holder the CIP Amount when due and payable.

1.7. Information. Except to the extent prohibited by applicable law, prior to the CIP Payment Date, the Company will provide the Holders (on a confidential basis) with all available information that may be material to the exercise of the Holders’ rights under this Section 1, including any plans or proposals for any mergers, sales of assets, acquisitions and substantial sales of stock or other equity interests by its stockholders.

SECTION 2.  NOTICES.

Any notice pursuant to this Agreement to the Company or any Holder shall be in writing and shall be deemed to have been duly given (a) if mailed by certified or registered mail, postage prepaid, return receipt requested, when received, (b) if by facsimile transmission, when electronic confirmation of receipt is received, and (c) if by overnight courier, when receipted for, in each case when addressed to them at their respective addresses for notices set forth in the Securities Purchase and Loan Agreement (or such other address as any of them may designate by written notice to the others, in accordance herewith), or if all or part of the CIP Obligation has been transferred to any other Holder, to such other Holder at the address provided by such Holder in the transfer notice.

SECTION 3.  RESTRICTIONS ON TRANSFER. The CIP Obligation shall be transferable, in whole or in part, by the Holder to any Person; provided that no Holder shall transfer the CIP Obligation in violation of any applicable laws and regulations.

SECTION 4.  CONSENT TO JURISDICTION.

The Company hereby agrees to submit to the non-exclusive jurisdiction of the courts in and of the Commonwealth of Massachusetts, and consent that service of process with respect to all courts in and of the Commonwealth of Massachusetts may be made by registered mail to it at its address for notices determined pursuant to Section 2 hereof.

SECTION 4.  MISCELLANEOUS.

THIS AGREEMENT IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT AND MAY BE EXECUTED IN ANY NUMBER OF COUNTERPARTS WHICH TOGETHER SHALL CONSTITUTE ONE INSTRUMENT AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC SUBSTANTIVE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE DOMESTIC SUBSTANTIVE LAWS OF ANY OTHER STATE, AND SHALL BIND AND INURE TO THE BENEFIT OF THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND PERMITTED ASSIGNS. This Agreement, the Note and the other Loan Documents set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and supersede any prior written or oral understandings with respect thereto. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed, as of the date first written above.

COMPANY:	NATIONAL INVESTMENT MANAGERS INC.

	By:	/s/Steven Ross
Name:Steven Ross
Title: CEO

HOLDERS:	WOODSIDE CAPITAL PARTNERS IV, LLC, as a Holder

By: Woodside Opportunity Partners, LLC, its Manager
By: Woodside Capital Management, LLC, its Manager

	By:	/s/Daphne Firth
	Name:	Daphne Firth
	Title:	Executive Vice President

WOODSIDE CAPITAL PARTNERS IV QP, LLC, as a Holder

By: Woodside Opportunity Partners, LLC, its Manager
By: Woodside Capital Management, LLC, its Manager

	By:	/s/Daphne Firth
	Name:	Daphne Firth
	Title:	Executive Vice President

LEHMAN COMMERCIAL PAPER INC., as a Holder

	By:	/s/George Janes
Name: George Janes
Title: Chief Credit Officer

WOODSIDE AGENCY SERVICES, LLC, as Collateral Agent

By: Woodside Capital Management, LLC, its Manager

By:	/s/Daphne Firth
Name:	Daphne Firth
Title:	Executive Vice President

Schedule 1

Fee Percentages

Holder	Percentage

Woodside Capital Partners IV, LLC	22.8%

Woodside Capital Partners IV QP, LLC	27.2%

Lehman Commercial Paper Inc.	50.0%